Exhibit 99.1

Bioxytran Announces FDA Clearance of its IND Application for ProLectin-M in Clinical Trials

●	First Antiviral Drug in Glycovirology

BOSTON, MASSACHUSETTS, August 24, 2023 (GLOBE NEWSWIRE) — BIOXYTRAN, INC. (BIXT), (the “Company”), a clinical stage biotechnology company developing oral drugs to treat COVID-19 and other viral diseases, announced that it has received clearance of its Investigational New Drug (IND) application from the U.S. Food and Drug Administration (FDA), to initiate clinical trials of ProLectin-M for the treatment of mild to moderate COVID-19 in standard risk patients.

“This clearance of ProLectin-M into the clinic is very important given that this is the first of a number of indications that we intend to pursue to treat large unmet medical needs with our glycovirology technology,” said Dr Leslie Ajayi, Bioxytran Chief Medical Officer. “This is an important milestone for our Company, as it represents our first program to receive FDA clearance to enter the clinic and paves the way for us to pursue other viral indications. This class of galectin inhibitors is groundbreaking because peer reviewed clinical trial results suggest a large number of patients can become PCR negative in as little as 3 days. The drug was designed by Nuclear Magnetic Resonance Spectroscopy technology to neutralize viruses. Even though we are seeing a resurgence of COVID-19 and its newest variants, BA.2.86 and EG.5, we view our COVID-19 trials as case studies designed to showcase the potential of the galectin antagonist as a broad-spectrum antiviral drug.”

About ProLectin-M

ProLectin-M is an oral galectin antagonist that prevents the entry of the SARS-CoV-2 virus into human cells. In recent clinical trials the drug achieved a 100% responders rate of negative PCR tests by day 7. In 3 days, the drug achieved an 88% responders rate of negative PCR tests. The treated population experienced no viral rebounds during the 14-day observation period. The company is preparing for a phase 3 clinical trial in order to seek regulatory approval.

About Bioxytran, Inc.

Bioxytran, Inc. is a clinical stage biotechnology company developing novel therapies targeting the treatment of significant unmet medical needs in virology, degenerative disease, and hypoxia. The leading drug candidate, Prolectin-M, is a new class of antiviral drug designed to antagonize galectins implicated in inflammatory, fibrotic, and malignant diseases. Bioxytran’s other development programs are for pulmonary fibrosis and stroke treatment. More information can be found at www.bioxytraninc.com

Investor Relations

Michael Sheikh

509-991-0245

mike.sheikh@bioxytraninc.com

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward-looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.